Exhibit 99.4

SPARK NETWORKS, INC

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 14, 2015, Spark Networks, Inc. (the “Company”) and its subsidiary, LOV USA LLC, entered into an agreement and plan of merger (the “Agreement”) with Smooch Labs Inc. (“Smooch”), an unrelated third party and owner of the dating application, JSwipe, and certain other parties related to Smooch, including the founders of Smooch.

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of the Company and Smooch after giving effect to the Company’s acquisition of Smooch based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 is presented as if the acquisition of Smooch had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 are presented as if the acquisition had occurred on January 1. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results.

The preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information is based upon preliminary estimates of the identifiable assets acquired and the resulting goodwill recognized, which are subject to change upon finalization.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in the unaudited pro forma condensed combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of incremental costs incurred to integrate the two companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarterly period ended September 20, 2015, the historical financial statements of Smooch for the period of January 6, 2014 (inception) to December 31, 2014, and the historical unaudited financial statements of Smooch as of and for the nine months ended September 30, 2015 contained in this Form 8-K/A.

SPARK NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(in thousands)

	Historical
	Spark Networks, Inc.	Smooch Labs, Inc.	Pro Forma Adjustments		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$14,442	$69	$(6,069)	(A)(C)	$8,442
Restricted cash	823	—	—		823
Accounts receivable, net	1,133	—	—		1,133
Deferred tax asset – current	9	—	—		9
Prepaid expenses and other	766	—	—		766
Total current assets	17,173	69	(6,069)		11,173
Property and equipment, net	5,346	—	—		5,346
Goodwill	8,522	—	5,904	(B)	14,426
Intangible assets, net	2,439	—	1,090	(B)	3,529
Deferred tax asset – non-current	68	—	—		68
Deposits and other assets	127	6	—		133
Total assets	$33,675	$75	$925		$34,675

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,664	$197	$(197)	(C)	$1,664
Accrued liabilities	4,785	240	(240)	(C)	4,785
Deferred revenue	6,307	—	—		6,307
Deferred tax liability – current	601	—	—		601
Convertible notes payable	—	315	(315)	(C)	—
Related party loans payable	—	145	(145)	(C)	—
Total current liabilities	13,357	897	(897)		13,357
Deferred tax liability – non-current	1,593	—	—		1,593
Convertible notes payable, net of current portion	—	402	(402)	(C)	—
Related party loans payable, net of current portion	—	70	(70)	(C)	—
Derivative liability	—	378	(378)		0
Other liabilities	609	—	—		609
Total liabilities	15,559	1,747	(1,747)		15,559
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Common Stock	25	—	—		25
Additional paid-in-capital	75,082	141	859	(A)(C)	76,082
Accumulated other comprehensive income	754	—	—		754
Accumulated deficit	(57,745)	(1,813)	1,813	(C)	(57,745)
Total stockholders’ equity	18,116	(1,672)	2,672		19,116
Total liabilities and stockholders’ equity	$33,675	$75	$925		$34,675

See notes to unaudited pro forma condensed combined financial information

SPARK NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands)

	Historical
	Spark Networks, Inc.	Smooch Labs, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$61,645	$—	$—		$61,645
Cost and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	34,321	140	—		34,461
Sales and marketing	5,127	—	—		5,127
Customer service	3,038	—	—		3,038
Technical operations	1130	2	—		1,132
Development	3,446	203	—		3,649
General and administrative	13,300	88	—		13,388
Depreciation	2,053	—	—		2,053
Amortization of intangible assets	40	—	273	(B)	313
Impairment of long-lived assets	128	—	—		128
Total cost and expenses	62,583	433	273		63,289
Operating income (loss)	(938)	(433)	(273)		(1,644)
Unrealized loss on derivative	—	1	(1)	(D)	—
Interest expense and other, net	564	19	(19)	(E)	564
Income (loss) before income taxes	(1,502)	(453)	(253)		(2,208)
Provision for income taxes	(375)	—	—		—
Net loss	$(1,127)	$(453)	$(253)		$(2,208)
Net loss per share—basic and diluted	$(0.05)				$(0.09)
Weighted average shares outstanding – basic and diluted	24,064		315	(F)	24,379

See notes to unaudited pro forma condensed combined financial information

SPARK NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(in thousands)

	Historical
	Spark Networks, Inc.	Smooch Labs, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$37,430	$—	$—		$37,430
Cost and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	19,058	386	—		19,444
Sales and marketing	2,895	—	—		2,895
Customer service	2,239	—	—		2,239
Technical operations	636	3	—		639
Development	2,978	226	—		3,204
General and administrative	7,704	471	(218)	(G)	7,957
Depreciation	1,607	—	—		1,607
Amortization of intangible assets	30	—	204	(B)	234
Impairment of long-lived assets	132	—	—		132
Total cost and expenses	37,279	1,086	(14)		38,351
Operating income (loss)	151	(1,086)	14		(921)
Unrealized loss on derivative	—	164	(164)	(D)	—
Interest expense and other, net	79	110	(110)	(E)	79
Income (loss) before income taxes	72	(1,360)	124		(1,000)
Provision for income taxes	266	—	—		266
Net loss	$(194)	$(1,360)	$124		$(1,266)
Net loss per share—basic and diluted	$(0.01)				$(0.05)
Weighted average shares outstanding – basic and diluted	24,991		315	(F)	25,306

See notes to unaudited pro forma condensed combined financial information

SPARK NETWORKS, INC.

NOTES TO PRO FORMA CONDENSED CONBINED FINANCIAL STATEMENTS

(unaudited)

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 combines Spark Networks, Inc.’s (the “Company” or “our”) historical condensed consolidated balance sheet with the historical condensed balance sheet of Smooch and has been prepared as if our acquisition of Smooch had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 combine our historical condensed consolidated statements operations with Smooch’s historical statements of operations and have been prepared as if the acquisition had occurred on January 6, 2014, the date that Smooch was incorporated. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results.

We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on management’s assumptions and estimates, including assumptions related to the consideration paid and the allocation thereof to the assets acquired from Smooch based on preliminary estimates of fair value. The final allocation of the purchase consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and intangible and goodwill amounts are finalized.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions, or other restructurings that could result from the acquisition.

2.	PRELIMINARY PURCHASE CONSIDERATION AND RELATED ALLOCATION

Pursuant to the merger agreement, we issued 315,108 shares of common stock and paid $6.0 million in cash on October 14, 2015.

The following table summarizes the components of the purchase consideration transferred based on the volume weighted average sale price of one share of the Company’s common stock, as reported on the New York Stock Exchange, for the twenty consecutive trading days ended October 13, 2015 (in thousands):

Cash paid	$6,000
Shares of Spark Networks, Inc. common stock (at $3.37 per share)	1,000
Total purchase consideration	$7,000

The purchase agreement also included contingent earnout consideration up to an additional $10.0 million to be paid with a combination of one-third cash and two-thirds stock based upon Smooch Lab’s performance against certain agreed-upon operating objectives for the years ending December 31, 2016, and December 31, 2017. Management has completed a preliminary evaluation of the probability of the performance milestones being achieved within the related earnout periods, and determined that the performance milestones would not likely be achieved. As such, management has not recorded any contingent consideration as of September 30, 2015 or as of the acquisition date.

The following table summarizes the preliminary purchase price allocation to the assets acquired based on their estimated fair values on the acquisition date and the related estimated useful lives of the amortizable intangible assets acquired (in thousands):

		Preliminary estimated useful life
Deposits and other assets	$6
Developed technology	480	4 years
Monthly active users	370	4 years
Covenant not to compete	240	4 years
Goodwill	5,904
Total preliminary purchase price	$7,000

We believe the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to expected synergies from future growth, potential monetization opportunities, an increase in development capabilities, increased offerings to customers, and enhanced opportunities for growth and innovation. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators of impairment are present. In the event that goodwill has been impaired, the Company will record an expense for the amount impaired during the quarter in which the determination is made.

As part of the acquisition, the Company recorded deferred tax liabilities of $398 related to acquired intangible assets and $607 of deferred tax assets, of which $467 relate to net operating loss carry forwards.  Given the uncertainty of generating taxable income at both the Company and Smooch Labs, a full valuation allowance would be recognized against deferred tax assets; therefore, there was no recognition of deferred tax assets or liabilities in the pro forma information.

Management anticipates that the final purchase price allocation may differ from the preliminary assessment outlined above, upon completion of the fair value assessment. Any changes to the preliminary estimates of the fair value of the assets acquired will be recorded as adjustments to those assets and the residual amounts will be allocated to goodwill.

3.	PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.	To record the cash consideration paid of $6.0 million and the issuance of common stock with a value of $1.0 million.

B.

To record the preliminary fair value of the intangible assets acquired in connection with the Smooch Labs, Inc. acquisition of $1.1 million and associated amortization expenses, as well as the resulting goodwill of $5.9 million.

	Preliminary fair value	Preliminary estimated useful life	Nine months amortization based upon preliminary fair values	Annual amortization based upon preliminary fair values
Developed Technology	$480	4 years	90	120
Monthly active users	370	4 years	69	93
Covenant Not To Compete	240	4 years	45	60
	$1,090

C.	To remove the liabilities of Smooch Labs Inc. not assumed in the acquisition and the historical equity balances.

D.	To reverse the historical unrealized loss on derivatives, based on the repayment of the associated convertible notes.

E.	To reverse the historical interest expense related to the repayment of loans payable and convertible notes.

F.	To reflect the issuance of 315,108 shares of Spark Networks, Inc. common stock, as if they had been issued as of January 1, 2014.

G.

To eliminate acquisition related costs of $129 and $89 recorded by Spark Networks and Smooch Labs, respectively, in the historical condensed combined statements of operations for the nine months ended September 30, 2015.